Exhibit 2.1

THIRD AMENDMENT TO

UNIT EXCHANGE AGREEMENT

This Third Amendment (this “Amendment”) to the Unit Exchange Agreement (as amended and supplemented prior to the date hereof, the “Exchange Agreement”), dated as of October 10, 2014, is dated as of January 26, 2016, by and between Kitara Media Corp., a Delaware corporation (“Kitara”), Propel Media, Inc., formerly known as Kitara Holdco Corp., a Delaware corporation (“Holdco”), Propel Media LLC, formerly known as Future Ads LLC, a California limited liability company (“Future Ads”), Lowenstein Enterprises Corporation (“Lowenstein”), Family Trust of Jared L. Pobre, U/A DTD 12/13/2004 (“Pobre Trust”), Newport Holding Trust (“Newport”) and Neptune Capital Trust (“Neptune” and together with Kitara, Holdco, Future Ads, Lowenstein, Pobre Trust and Newport, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Parties are party to the Exchange Agreement; and

WHEREAS, pursuant to Section 8.3 of the Exchange Agreement, the Exchange Agreement may be amended by a written agreement executed by the Parties; and

WHEREAS, the Parties previously amended certain provisions of the Exchange Agreement in the First Amendment to Unit Exchange Agreement dated as of December 23, 2014 and in the Second Amendment to Unit Exchange Agreement dated as of April 29, 2015; and

WHEREAS, the Parties desire to further amend certain provisions of the Exchange Agreement as set forth herein.

NOW THEREFORE, in consideration of the premises and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                  Amendment to Exchange Agreement.

(a)                Section 1.1 of the Exchange Agreement is hereby amended:

(i)                 by replacing the definition of “Equity Financing Period” with the following:

“Equity Financing Period” means the period between the Closing Date and the earlier of (i) the Early Equity Termination Date and (ii) June 30, 2019.”

; and

(ii)               by inserting the following definition in alphabetical order:

““Lender Consent” shall mean (i) if that certain Financing Agreement, dated as of January 28, 2015, by and among Holdco, each subsidiary of Holdco listed as a “Borrower” on the signature pages thereto, each subsidiary of Holdco listed as a “Guarantor” on the signature pages thereto, the lenders from time to time party thereto, Highbridge Principal Strategies, LLC, and PNC Bank, National Association (the “Financing Agreement”), is then in effect, the consent of the Agents and the Required Lenders (each as defined in the Financing Agreement), and (ii) if any other credit agreement or similar document evidencing indebtedness for borrowed money to which Holdco or any Subsidiary of Holdco is a party is then in effect, any consent required of the agents or lenders under such document for the use by Holdco of its working capital to pay all or any portion of the Additional Consideration in cash.”

(b)               Section 1.2 of the Exchange Agreement is hereby amended by adding the following rows in alphabetical order to the table of definitions:

Term	Section
Available Working Capital Amount	Section 2.3(b)
Early Election Date	Section 2.3(c)
Financing Agreement	Section 1.1

(c)                Section 2.3 of the Exchange Agreement is hereby amended by replacing it in its entirety with the following:

“Section 2.3 Additional Consideration.

“(a) On or prior to June 30, 2019, Holdco shall pay to the Transferors, as additional consideration and in accordance with the Consideration Notice, $10,000,000 (the “Additional Consideration”) in cash and/or shares of Holdco Common Stock in accordance with Section 2.3(b); provided, that for purposes of any cross-references contained in the Financing Agreement to the definition of Additional Consideration (as defined in this Agreement), the term "Additional Consideration" shall also include each Available Working Capital Amount (as defined in Section 2.3(b) below).

“(b) During the Equity Financing Period, Holdco and its Affiliates shall use their reasonable best efforts to issue additional shares of Holdco Common Stock or other equity securities of Holdco in one or more offerings, pursuant to which Holdco will raise sufficient net proceeds to enable Holdco to pay to the Transferors the Additional Consideration in cash without violation of any express covenants in any loan documents to which Holdco is a party by (including with respect to the Debt Financing so long as those obligations remain applicable) (such equity offering or offerings, the “Equity Capital Raise”). As promptly as practicable following completion of each Equity Capital Raise, Holdco shall pay a portion of the net proceeds received from such Equity Capital Raise to the Transferors, unless otherwise instructed by a Transferor, in accordance with the Consideration Notice. With respect to the Equity Capital Raises as provided in this Section 2.3(b), the parties acknowledge and agree that a material consideration for undertaking such Equity Capital Raises is to enable Holdco to be able to pay to the Transferors the full Additional Consideration in cash; provided, however, that if the Board of Directors of Holdco determines in good faith that the aggregate net proceeds raised pursuant to the Equity Capital Raises was insufficient for Holdco to pay the full Additional Consideration in cash, then Holdco shall pay to the Transferors such maximum amount that the Holdco Board of Directors determines in good faith. In addition, at least two times per year during the Equity Financing Period, in connection with the approval of the filing of the Company’s quarterly report on Form 10-Q for its second fiscal quarter and in connection with the approval of the filing of the Company’s annual report on Form 10-K, the Holdco Board of Directors shall determine, in its sole and absolute discretion, the amount, if any, of Holdco’s working capital available to be used to pay the Additional Consideration in cash to the Transferors in accordance with the immediately following sentence (the “Available Working Capital Amount”), taking into account such factors as it may deem relevant, including without limitation, the cash generated by Holdco’s operating activities during the fiscal quarters completed since its last such determination, the prospects for Holdco’s business, general economic and business conditions, any plans for acquisitions, capital expenditures or other investments in Holdco’s business and any other factors that the Holdco Board of Directors deems, in its sole and absolute discretion, germane to such determination. If the Holdco Board of Directors determines that there is an Available Working Capital Amount, Holdco shall use its reasonable best efforts to promptly obtain any applicable Lender Consent and, if such consent is obtained, promptly shall pay the Available Working Capital Amount in cash to the Transferors, unless otherwise instructed by a Transferor, in accordance with the Consideration Notice. The difference between the aggregate amount paid to the Transferors pursuant to this Section 2.3(b), including out of Holdco’s working capital, and the Additional Consideration, is referred to in this Agreement as the “Capital Raise Deficit Amount.” In the event of a Capital Raise Deficit Amount at the end of the Equity Financing Period, Holdco shall, in accordance with the Consideration Notice, unless otherwise instructed by a Transferor, issue and deliver to the Transferors shares of Holdco Common Stock valued at the Capital Raise Deficit Amount. For purposes of the preceding sentence, each share of Holdco Common Stock will be valued at the closing market price of the Holdco Common Stock as reported on NASDAQ or such other national securities exchange on which the Holdco Common Stock is listed (or if not so listed, the bid price on the over-the-counter bulletin board) on the date prior to the date on which the Additional Consideration is paid to the Transferors. The shares of Holdco Common Stock issued and delivered to the Transferors pursuant to this Section 2.3, if any, shall not be subject to the Future Ads Lockup Agreements.

“(c) If, as of any December 31st occurring during the Equity Financing Period commencing with December 31, 2016 (each an “Early Election Date”), Holdco has not been able to successfully complete the Equity Capital Raise or otherwise pay the Additional Consideration in full in accordance with Section 2.3(b), then during the ten Business Day period following any such Early Election Date, Jared Pobre, on behalf of the Transferors, may elect to receive the Additional Consideration (or, if applicable, the Capital Raise Deficit Amount) in shares of Holdco Common Stock (the date of such election, the “Early Equity Termination Date”) valued at the closing market price of the Holdco Common Stock as reported on NASDAQ or such other national securities exchange on which the Holdco Common Stock is listed (or if not so listed, the bid price on the over-the-counter bulletin board) as of the close of market on the Early Equity Termination Date (it being understood that if a closing price or bid price, as applicable, is not reported on such day, then the parties shall value the stock at the last closing price or bid price, as applicable, reported).”

2.                  Governing Law. This Amendment shall be governed in all respects in accordance with the provisions of Section 8.9 of the Exchange Agreement.

3.                  No Other Amendment. Except as amended hereby, the Exchange Agreement shall remain in full force and effect. By executing this Amendment below, each of the Parties certifies that this Amendment has been executed and delivered in compliance with the amendment provisions of the Exchange Agreement.

4.                  Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

5.                  Facsimile or Portable Document File Signature. This Amendment may be executed by facsimile or portable document file signature and a facsimile or portable document file signature shall constitute an original for all purposes.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the date hereof.

PROPEL MEDIA, INC.

By:	/s/ Robert Regular
Name: Title:	Robert Regular CEO

KITARA MEDIA CORP.

By:	/s/ Robert Regular
Name: Title:	CEORobert Regular

PROPEL MEDIA LLC

By:	/s/ Robert Regular
Name: Title:	Robert Regular CEO

LOWENSTEIN ENTERPRISES CORPORATION

By:	/s/ Jared Pobre
Name: Title:	Jared Pobre CEO

FAMILY TRUST OF JARED L. POBRE, U/A DTD 12/31/2004

By:	/s/Jared Pobre
Name: Title:	Jared Pobre Trustee

NEWPORT HOLDING TRUST

By:	/s/ David McNair
Name: Title:	David McNair Managing Trustee

NEPTUNE CAPITAL TRUST

By:	/s/ Brian Mason
Name: Title:	Brian Mason Managing Trustee

Signature Page to THIRD Amendment to Unit Exchange Agreement

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